QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release

Magna Entertainment Corp. announces US$192 million project financing for Gulfstream Park and The Meadows

AURORA, ON, Dec. 9 /PRNewswire-FirstCall/ — Magna Entertainment Corp. (NASDAQ: MECA; TSX: MEC.SV.A) ("MEC") today announced that its parent company, MI Developments Inc. ("MID"), has agreed to provide project financing for the reconstruction of facilities at Gulfstream Park race track in Florida of US$115 million and at The Meadows race track in Pennsylvania of US$77 million.

Gulfstream Park and The Meadows Project Financing

The project financing will be made available through two separate loans provided by wholly-owned subsidiaries of MID to wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and The Meadows. Advances under the loans will be made available by way of progress draw advances to fund reconstruction of the clubhouse/grandstand facility, backstretch and related site works at Gulfstream Park, and reconstruction of the clubhouse/grandstand facility, slot machine facility and related site works at The Meadows.

The Gulfstream loan will provide funding for US$115 million of the US$145 million budgeted cost of the Gulfstream Park reconstruction project. The Meadows loan of US$77 million is expected to provide sufficient funding for the construction costs of The Meadows redevelopment.

The loans have a term of 10 years from the relevant completion dates for the reconstruction projects at Gulfstream Park and The Meadows. The anticipated completion dates for the reconstruction projects at Gulfstream Park and The Meadows are the first and second quarters of 2006, respectively. Prior to the relevant completion dates, amounts outstanding under each loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the relevant completion date, amounts outstanding under each loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, MEC will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the relevant completion date.

The loans contain cross-guarantee, cross-default and cross- collateralization provisions. Each loan will be secured principally by first-ranking security over the lands forming part of the relevant race track operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of the relevant borrower, excluding licences and permits. In addition, each borrower will covenant not to pledge any licences or permits held by it and MEC will agree not to pledge the shares of the borrowers. The Meadows redevelopment will require additional financing to fund the cost of other slot related expenditures (slot license and machines, furnishings and equipment) which MEC expects to seek from third party lenders or investors. MID has agreed, subject to entering into a satisfactory intercreditor agreement, to subordinate its security in The Meadows facility to the third party lender up to a maximum amount of US$110 million.

"This project financing represents a very important step in the redevelopment of Gulfstream Park as well as allowing The Meadows to capitalize on the legalization of alternative gaming at Pennsylvania racetracks," said Jim McAlpine, President and Chief Executive Officer of MEC. "We expect that this financing will facilitate the construction of a world-class racing and entertainment facility at Gulfstream Park and a new slot facility at The Meadows".

The first advance of approximately US$22.2 million under the Gulfstream loan is expected to occur on December 9, 2004. A definitive agreement regarding The Meadows project financing is expected to be entered into by February 28, 2005 and will contain certain conditions for the first advance including the issuance of a slot machine gaming license for The Meadows.

The project financing was approved by the MEC Board based on a recommendation from a Special Committee of independent directors of MEC comprised of Messrs. William J. Menear (Chairman), Jerry D. Campbell and Gino Roncelli. The Special Committee engaged RBC Dominion Securities Inc. as independent financial advisors and Stikeman Elliott LLP and Cravath, Swaine & Moore, LLP as independent legal advisors.

MEC intends to file a material change report immediately upon filing of this press release. The material change report is being filed less than 21 days before the date of the closing of the Gulfstream project financing which, in MEC's view, is both reasonable and necessary in the circumstances as the terms of the project financing were settled, and approved by MEC's Special Committee and board of directors, after the close of business on December 8, 2004, and MEC requires immediate funding in order to complete the Gulfstream reconstruction project on schedule for opening prior to the commencement of Gulfstream Park's 2006 race meet and to replenish cash previously expended by MEC on behalf of the Gulfstream borrower on this project.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally MEC owns and operates XpresssBet(TM), a national Internet and telephone account wagering system and HorseRacing TV(TM), a 24-hour horse racing television network.

This press release may contain "forward looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. We assume no obligation to update forward looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward looking statements.

QuickLinks

  Exhibit 99.1